Exhibit (a)(1)(H)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Stratasys Shares (as defined below). The offer (as defined below) is made solely pursuant to the Offer to Purchase (as defined below), dated May 25, 2023, and the related Letter of Transmittal (as defined below) together with any amendments or supplements thereto. The offer is being made to all holders of Stratasys Shares. The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Stratasys Shares in any state or jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such state or jurisdiction or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the offer to holders of Stratasys Shares in such state or jurisdiction.

Notice of Offer to Purchase for Cash

Up to 27,925,689 Ordinary Shares
of

Stratasys Ltd.

at

$18.00 Per Share

by

Nano Dimension Ltd.

Nano Dimension Ltd. (“Purchaser”), a company organized under the laws of the State of Israel, is offering to purchase up to 27,925,689 outstanding ordinary shares, NIS 0.01 par value per share, of Stratasys Ltd., (“Stratasys” and “Stratasys Shares,” respectively), not already owned by Purchaser, such that Purchaser would own up to and no more than 55% of the outstanding Stratasys Shares upon consummation of the offer, with a minimum condition of acquiring at least 53% of the outstanding Stratasys Shares, but in any event no less than 5% of the outstanding Stratasys Shares, at a price of $18.00 per Stratasys Share, to the seller in cash, less any required withholding taxes and without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 25, 2023 (as it may be amended supplemented, or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented, or otherwise modified from time to time, the “Letter of Transmittal,” which, together with the Offer to Purchase, collectively constitute the “offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK TIME, ON JUNE 26, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The purpose of the offer is for Purchaser to acquire up to 27,925,689 outstanding Stratasys Shares and to acquire or influence control of the business of Stratasys. As a result of the offer, Purchaser will own up to 55% of the issued and outstanding Stratasys Shares, and in any event no less than 53% of the issued and outstanding Stratasys Shares. If more than 27,925,689 Stratasys Shares are validly tendered and not properly withdrawn, Purchaser will purchase 27,925,689 Stratasys Shares on a pro rata basis from all shareholders who have validly tendered their Stratasys Shares in the Offer Period (defined below) and the Additional Offer Period (defined below) and have not properly withdrawn their Stratasys Shares before the completion of the Offer Period, such that Purchaser would purchase no more than 27,925,689 Stratasys Shares. You may only withdraw previously tendered Stratasys Shares prior to the completion of the Offer Period. The offer is open to all holders and beneficial owners of Stratasys Shares.

The offer is not subject to any financing condition. The Offer to Purchase provides that, among other things, the offer is conditioned upon (a) a number of Stratasys Shares representing at least 5% of the issued and outstanding Stratasys Shares and voting power of Stratasys as of the Expiration Date (as defined below) are validly tendered and not properly withdrawn (the “Threshold Condition”); (b) a number of Stratasys Shares representing at least 53% of the issued and outstanding Stratasys Shares and voting power of Stratasys as of the Expiration Date when aggregated with the Stratasys Shares held by Purchaser are validly tendered and not properly withdrawn (the “Minimum Condition”); (c) at the completion of the Offer Period, the aggregate number of Stratasys Shares validly tendered and not properly withdrawn (excluding the Stratasys Shares held by Purchaser or any shareholder who has a “personal interest” or their relatives, within the meaning of the Israeli Companies Law 5759-1999) exceeding the aggregate number of Stratasys Shares represented by offerees who object to the consummation of the offer (the “Minimum Majority Condition”); (d) the Stratasys board of directors redeeming the Rights issued and outstanding under the Rights Plan, dated July 25, 2022 (the “Rights Plan” and the rights therein, the “Rights”), or the Purchaser being satisfied in its sole discretion that the Rights will not become exercisable as a result of the offer (the “Rights Plan Condition”); (e) Stratasys or its board of directors not authorizing, recommending, proposing or announcing its intent to enter into, or having entered into after the date of the offer to purchase, an agreement with respect to or otherwise effecting or agreeing to effect: (i) a merger, consolidation, liquidation, dissolution, spin-off or other business combination with respect to, or disposition or relinquishment of (A) Stratasys or any business unit or subsidiary of Stratasys or (B) any asset or assets constituting more than 10% of Stratasys’ consolidated assets or revenues as reflected in Stratasys’ most recent financial statements filed with the U.S. Securities and Exchange Commission (the “SEC”); (ii) any purchase or acquisition by Stratasys or any of its subsidiaries of another business or entity; (iii) the adoption of any, or amendment to any existing, compensation arrangement with any executive officer or director of Stratasys which would be triggered upon a change of control event, including the offer; or (iv) the contracting, licensing or assignment of rights to manufacture, produce or assemble a material portion of Stratasys’ products to any third party that is not a subsidiary of Stratasys (the “Change of Business Condition”); (f) obtaining CFIUS Approval (as defined in Section 18 – “Legal Matters and Regulatory Approvals” in the Offer to Purchase) at least one U.S. business day (as defined in the Offer to Purchase) prior to the Expiration Date; and (g) obtaining all other required regulatory approvals. Subject to the applicable rules and regulations of the SEC and the terms and conditions of the Offer to Purchase, Purchaser expressly reserves the right to waive, in whole or in part, any conditions to the offer, other than the Threshold Condition and the Minimum Majority Condition, or modify the terms of the offer.

Upon the terms and subject to the conditions of the offer (including any terms and conditions of any extension or amendment), subject to proration, Purchaser will accept for payment and pay for the Stratasys Shares that are validly tendered and not properly withdrawn prior to 11:59 p.m., New York time, on June 26, 2023, unless, subject to applicable law, Purchaser extends the period of time during which the period of the offer is open or the offer is earlier terminated. The period of time during which the offer remains open, as may be extended or adjusted for earlier termination of the offer, is referred to as the “Offer Period” and the date of completion of the Offer Period is referred to as the “Expiration Date.” Purchaser will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time on the U.S. business day following the Expiration Date, stating whether or not the conditions of the offer have been satisfied or, subject to applicable law, waived by Purchaser.

The Offer to Purchase provides, subject to the terms and conditions set forth therein, that, as required under Israeli law, if (i) the conditions of the offer have been satisfied or, subject to applicable law, waived by Purchaser; and (ii) with respect to each Stratasys Share owned by Stratasys Shareholders, such shareholders have (a) not yet responded to the offer, (b) notified Purchaser of their objection to the offer, or (c) tendered such Stratasys Share but have properly withdrawn their tender during the Offer Period, then, such shareholders will be afforded an additional four (4) calendar-day period, until 11:59 p.m., New York time, on June 30, 2023, during which they may tender each such Stratasys Share the “Additional Offer Period” and to the expiration of such period the “Final Expiration Date.” Promptly following the Final Expiration Date, Purchaser will announce the results of the offer and the Proration Factor (as defined in Section 7 – “Terms of the Offer; Expiration Date” of the Offer to Purchase). Purchaser has the right, in Purchaser’s sole discretion, to extend the Expiration Date, subject to applicable law. In addition, in certain circumstances, Purchaser may be required by law to extend the Expiration Date.

Any extension of the offer, waiver, amendment of the offer, or termination or amendment of the offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the first U.S. business day following the day on which Purchaser decides to extend the Expiration Date.

Stratasys Shares tendered pursuant to the offer may be withdrawn by following the procedures set forth in Section 10 – “Withdrawal Rights” of the Offer to Purchase for withdrawing Stratasys Shares in a timely manner, at any time on or prior to the Expiration Date, or, if Purchaser extends the offer, before 11:59 p.m., New York time, on the date to which the offer is extended. Stratasys Shares tendered during the Offer Period may be withdrawn at any time prior to 11:59 p.m., New York time, on the Expiration Date, but not during the Additional Offer Period.

In order to tender your Stratasys Shares in the offer, you must follow the procedures described in Section 9 – “Procedures for Tendering Shares or Notifying us of Your Objection to the Offer.” In order for you to validly tender Stratasys Shares pursuant to the offer, (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an Agent’s Message (as defined in Section 9 of the Offer to Purchase), and any other documents required by the Letter of Transmittal, must be received by Computershare Trust Company, N.A. (the “Depositary”) at one of its addresses set forth on the back cover of the Offer to Purchase prior to 11:59 p.m., New York time, on the Expiration Date or Final Expiration Date, as applicable. In addition, certificates evidencing tendered Stratasys Shares must be received by the Depositary at its address or the Stratasys Shares must be delivered to the Depositary (including an Agent’s Message, if you did not deliver a Letter of Transmittal), in each case prior to 11:59 p.m., New York time, on the Expiration Date or Final Expiration Date, as applicable, (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth in the Offer to Purchase. Accordingly, tendering shareholders may be paid at different times depending upon whether the required documentation, with respect to Stratasys Shares, are actually received by the Depositary. If certificates evidencing tendered Stratasys Shares are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Stratasys Shares will be purchased.

For purposes of the offer, Purchaser will be deemed to have accepted for payment and thereby purchased Stratasys Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary its acceptance for payment of those Stratasys Shares pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for Stratasys Shares accepted for payment pursuant to the offer will be made by deposit of the Offer Price for those Stratasys Shares with the Depositary, which will act as agent for the tendering shareholders for purposes of receiving payments from Purchaser and transmitting those payments to the tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the Offer Price for Stratasys Shares, regardless of any extension of the offer or any delay in payment for Stratasys Shares.

If you tendered your Stratasys Shares to the Depositary, for a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Stratasys Shares to be withdrawn, the number of Stratasys Shares to be withdrawn and the name of the registered holder of the Stratasys Shares, if different from the name of the person who tendered the Stratasys Shares. If certificates evidencing Stratasys Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Stratasys Shares have been tendered for the account of an eligible guarantor institution. If Stratasys Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 9 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Depository Trust Company (“DTC”) to be credited with the withdrawn Stratasys Shares and otherwise comply with DTC’s procedures. Additional details with respect to withdrawal rights are described in Section 10 – “Withdrawal Rights” of the Offer to Purchase.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Stratasys Shares or Notice of Objection (as defined in Section 9 – “Procedures for Tendering Shares or Notifying us of Your Objection to the Offer” of the Offer to Purchase) will be determined by Purchaser, in Purchaser’s sole and absolute discretion.

The receipt of cash for Stratasys Shares accepted for payment by Purchaser from tendering shareholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes. The receipt of cash for Stratasys Shares accepted for payment by Purchaser from tendering shareholders generally will be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise. For a summary of the material United States federal income tax and Israeli tax consequences of the offer, see Section 11 – “Material U.S. Federal Income Tax and Israeli Tax Consequences” of

the Offer to Purchase. Holders of Stratasys Shares should consult their own tax advisors as to the particular tax consequences of the offer to them, including the effects of applicable state, local, foreign or other tax laws and possible changes in the tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

Purchaser has requested that Stratasys provide Purchaser with its list of shareholders and with security position listings and, if applicable, the non-objecting beneficial owner list of Stratasys for the purpose of dissemination of the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Stratasys Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Stratasys Shares whose names appear on Stratasys’s shareholder list and will be furnished to nominees whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Stratasys Shares.

You are urged to consult with your own tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure). The Purchaser believes that the accounting treatment of the offer is not material to the decision of holders of Stratasys Shares to tender their Stratasys Shares in the offer. The purchase of Stratasys Shares by the Purchaser in the offer will have no effect on the financial statements of Stratasys.

The Offer to Purchase, the related Letter of Transmittal and the other documents to which such documents refer contain important information that should be read carefully before any decision is made with respect to the offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to Georgeson LLC (the “Information Agent”) at its address and telephone number set forth below and will be furnished promptly at Purchaser’s expense. Stratasys shareholders may also contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the offer. Additionally, copies of the Offer to Purchase, the related Letter of Transmittal and any other material related to the offer may be obtained at the website maintained by the SEC at www.sec.gov.

Purchaser will pay the fees and expenses of the Depositary in connection with the offer. Brokers or other nominees may charge a fee for tendering Stratasys Shares on Stratasys shareholder’s behalf. You should consult your broker or other nominee to determine whether any charges apply. See “Introduction” and Section 19 – “Fees and Expenses” of the Offer to Purchase.

The Information Agent for the offer is:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
(877) 668-1646

May 25, 2023

New York Times